FOR IMMEDIATE RELEASE

CME Files Statement with Swedish Court of Appeals in Response to the Czech Republic's Collateral Challenge

-Quantum Phase of Czech Arbitration Hearing

Rescheduled to September 2 - 13, 2002-

HAMILTON, BERMUDA, April 24, 2002 - Central European Media Enterprises Ltd. (CME) (OTCBB:CETVF) today announced that it has filed its reply with the Swedish Court in response to the Czech Republic's challenge to the UNCITRAL Arbitration Tribunal's partial award on liability issued on September 14, 2001. In addition, the UNCITRAL Arbitration Proceedings CME vs. the Czech Republic relating to the quantum, or damages phase of the proceedings, originally scheduled to commence June 24, 2002 in Stockholm, have been rescheduled to take place commencing September 2, 2002 in London.

The Tribunal issued its partial final award on liability on September 14, 2001, finding that the Czech Republic had breached its treaty with the Netherlands as a result of the Czech Media Council's treatment of ČNTS, and that CME is consequently entitled to recover the fair market value of the destroyed ČNTS investment.

The Czech Republic initiated a Swedish court challenge to the Tribunal's partial award on liability in December 2001. The challenge asserted numerous grounds for reversal of the Tribunal's award including most notably that: (i) Dr. Hándl, the Czech arbitrator who dissented, was wrongfully excluded from the Tribunal's deliberations; (ii) the CME award finding a breach of the Dutch Treaty should never have been issued after a London tribunal had ruled against Ronald Lauder in his damages claim of breach of the U.S. treaty with the Czech Republic; (iii) the Tribunal decided some issues that were beyond the scope of its mandate (such as that CME's damages should be based on ČNTS's fair market value); and (iv) the Tribunal incorrectly failed to give primacy to Czech law in its analysis of the issues.

CME filed its reply on April 8, 2002. CME's submission offered the following responses, in very general terms, to the Czech Republic's claims:

Dr. Hándl. By Dr. Hándl's own admission, he participated fully in the arbitrators' two-day in-person deliberations, had over four months from these deliberations to prepare a dissent, received a draft of the award almost six weeks before it was released, took the full amount of time he said he would need to comment on the draft, and fully communicated his views to the arbitrators before the award was completed. He was not excluded from deliberations; his fellow arbitrators just did not agree with him.

Different London and Stockholm Arbitration Results. The reason why there were two separate arbitration proceedings, yielding the possibility that the Czech Republic could win one and lose the other, was that the Czech Republic rejected all suggestions by CME and the arbitrators that the disputes be heard and resolved together in a single proceeding. The Czech Republic insisted that the two proceedings must be resolved separately. Their position amounts to a waiver of its current attack on the existence of two decisions. In addition, we are advised that under international law, a claim of breach of one country's treaty with the Czech Republic cannot affect the claim by a different party of breach of a different country's treaty with the Czech Republic.

Exceeding the Mandate. The Tribunal merely addressed the matters that CME asked it to address, all of which it was empowered to address under the treaty.

Fealty to Czech Law. The treaty expressly identifies Czech law as only one of several legal regimes, along with general principles of international law, that the Tribunal is to consider. The question whether international law and treaty obligations have been breached was correctly resolved by reference to international law and the provisions of the treaty. The Tribunal correctly applied Czech law when appropriate, and the Czech Republic's contrary arguments are merely attempts to appeal the Tribunal's decision on the merits, in a manner that the Swedish Arbitration Act does not permit.

No trial date has been set for the Swedish court challenge. CME expects that the trial will take place in the fourth quarter of 2002.

As to damages or the Quantum phase of the Arbitration, CME submitted its Statement of Claim respecting the quantum of damages claimed by CME in mid-December, asserting that CME is entitled to receive $526 million in damages plus interest at 12% running from August 5, 1999. The Czech Republic's Statement of Defense, previously due May 1, 2002, is now due June 28, 2002. Following a final round of written submissions the trial-type hearing of this quantum phase is now scheduled to run from September 2-13, 2002. Although the hearings will now take place in London for the convenience of all concerned the situ of the Arbitration will remain Stockholm.

"This quantum phase of the proceedings will not be "won" or "lost" in the same manner as the proceeding on liability which CME won in September 2001. That issue has been decided - the Czech Republic has been found guilty by the Tribunal and this delay does not change that fact. The sole issues to be determined during this second phase are how much ČNTS was worth in 1999, how much it is worth today, and what interest rate should attach to the difference. We are confident that CME has presented a strong case and will be compensated appropriately," said Fred T. Klinkhammer, CME President and CEO.

"We expect the Arbitration to issue the quantum award prior to the end of the year. However, given their behavior to date, the Czech Republic may attempt to delay the payment of any monetary award by launching another Swedish Court challenge to the Tribunal's quantum award after it is released," added Mr. Klinkhammer.

This press release contains forward-looking statements, including statements regarding the timing and progress of the litigation process. For these statements and all other forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, affecting the financial position, results of operations and cash flows of the Company, could differ materially from those described in or contemplated by the forward-looking statements.

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on the Over the Counter Bulletin Board under the ticker symbol "CETVF.OB".

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For additional information contact:

United States:	Czech Republic:
Michael Smargiassi/Glen Dickson	Michal Donath
Brainerd Communicators, Inc. 212-986-6667	011-420-602-222-128